Exhibit 10.1

[Form of] EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of May 1, 2017 (“Effective Date”) between Socket Mobile, Inc., a Delaware corporation (“Company”), and [Name] (“Executive”).

WHEREAS, Company desires to foster the stable and continuous employment of key personnel in its executive team that have the vision, talent, knowledge, know-how and experience to develop, strategize, operate, and manage its business. In order to induce the Executive to be in the continuous employment of Company for a fixed term, Company is therefore willing to engage the Executive’s services on the terms and conditions set forth below.

Whereas the Executive desires to be employed by Company as a member of its top executive team on the terms and conditions set forth below.

THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, and other valuable consideration, receipt of which is hereby acknowledged, Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment on the terms and conditions as follows:

1.	Definitions

The terms set forth below shall have the meanings provided. Other initially capitalized terms used in this Agreement shall have the meanings described with the text of this Agreement, including attachments and appendices, if any.

a.                   “Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each grant of Stock Options under the Equity Incentive Plan.

b.                  Benefit Plan refers to Company’s Benefit Plan that details the benefits afforded to Employees that are in effect. Additionally, the provisions of the plans, including eligibility and benefits provisions, are summarized in the Summary Plan Descriptions. The terms of the official plan documents shall govern over the language of any description of the plans in any other document, including the Summary Plan Descriptions and the Employee Handbook.

c.                   For Cause means that the Executive’s conduct, in the Company’s good faith belief, is in violation of Company’s General Rules of Conduct, Company policies, guidelines, and procedures, Code of Business Conduct and Ethics as detailed in the Employee Handbook and any other unacceptable conduct which the Employee Handbook states may be cause for discharge. For Cause includes, but are not limited to, the occurrence or existence of any of the following with respect to the Executive, as determined by Company:

(i)                  willful and continuing breach by the Executive of his/her duties under this Agreement;

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(ii)                render to others services of any kind for compensation without authorization from Company;

(iii)               engage in any other business activity that may materially interfere with the performance of his/her duties under the Agreement;

(iv)              promote, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company;

(v)                any act of dishonesty, misappropriation, embezzlement, fraud, willful, gross, or misconduct by the Executive involving Company; including without limitation the misappropriation of Company’s proprietary information or assets and the participation of activities relating to insider trading;

(vi)              the conviction or plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; and

(vii)             conduct by the Executive that in the good faith determination of the Company demonstrated unfitness to serve in an executive capacity of a Managerial Employee including, without limitation, a finding by Company or any regulatory authority that the Executive committed acts of employee harassment, violated Company’s policies on ethics or legal compliance, violated a material law or regulation applicable to the business of Company, repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance.

d.	Change In Control means the occurrence of any of the following events:

i.            Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

ii.            The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

iii.            The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

e.                   Disability means either (i) total and permanent disability as defined in Internal Revenue Code Section 22(e)(3); (ii) an illness, injury, condition, either mental or physical, which results in the Executive’s inability to perform the material duties of her/his job even with reasonable accommodations; or (iii) a condition, either physical or mental, which entitles the Executive to be eligible for either short term disability benefits or Company’s long term disability benefits, if any.

f.                    Employee means any person in the employment of Company

g.                   Employee Handbook means Company’s Employee Handbook and any addendum to Company’s Employee Handbook.

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h.                   Golden Parachute Laws means any statutes, regulations, or case law relating to Parachute payments, including but not limited to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any similar or successor provisions to Section 280G or Section 4999 and Section 1.280G of the Income Tax Regulations relating to Section 280G.

i.                     Managerial Employee means an Employee that has been designated as a participant of the Variable Compensation Plan in the Variable Compensation Plan.

j.                    Equity Plan means Socket Mobile, Inc. 2004 Equity Incentive Plan, as amended, including but not limited to amendments dated April 29, 2010, June 5, 2013, and June 4, 2015.

k.                  Termination Date means the date on which the Executive’s employment as a Managerial Employee is deemed to have ceased. Termination Date is also the date of the termination of this Agreement.

l.                     Variable Compensation Plan means Socket Mobile Inc.’s Management Incentive Variable Compensation Plan, as amended, that detail conditions under which a Management Employee may receive additional compensation.

m.                 Years of Service means the number of years of twelve (12) full months during which the Executive is or was an Employee of the Company.

2.                  Term of the Executive’s Employment.

Under this Agreement, the Company employs the Executive as a Managerial Employee. In the event that the Executive ceases to be employed as a Managerial Employee under the terms and conditions of this Agreement, this Agreement is terminated.

The term of employment (“Term”) for the Executive under this Agreement shall be through the Termination Date of [termination date], provided that Company informs the Executive at least six (6) months before the Termination Date whether Company chooses or does not choose to continue to employ Executive as a Managerial Employee, either under the same terms as this Agreement, or under a new agreement. If Company fails to inform the Executive on or before six (6) months before the Termination Date whether Company chooses or does not choose to continue to employ Executive as a Managerial Employee, then the Termination Date of the Agreement (end of Term) shall be six months from the date of such notification.

This Agreement shall begin on the Effective date and shall end on the Termination Date, subject to the terms and conditions in this Agreement. At the end of the Term, unless the Company and the Executive execute a new agreement in writing to continue the Executive’s employment as an Employee or Managerial Employee, the Executive’s employment as a Managerial Employee at Company is terminated, with or without notice. During the Term, the Executive’s employment is at will. As an at-will Employee, the Executive has the right to voluntarily terminate his/her employment at any time, with or without cause, and with or without advance notice, subject to the terms and conditions herein in this Agreement. Company also has the option to involuntarily terminate the Executive’s employment at any time, with or without cause, and with or without advance notice, subject to the terms and conditions herein in this Agreement. This Agreement is terminated when the Executive’s employment as a Managerial Employee is terminated under this Agreement.

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3.	Place of Employment.

Unless Company and the Executive agree otherwise in writing, during the Term the Executive shall perform the services he/she is required to perform at Company’s office. At the Effective Date, Company’s office is located in Newark, California. However, Company, from time to time, may require the Executive to travel temporarily to other locations to conduct Company business.

4.	Title, Duties and Obligations.

The Executive’s title and duties under this Agreement are set forth in Exhibit A of this Agreement.

The Executive agrees that to the best of his/her ability and experience, he/she will at all times loyally and conscientiously perform all of the duties and obligations required of and from him/her pursuant to the express and implicit terms hereof.

5.	Devotion of Entire time to the Company’s Business.

During the Term, the Executive shall devote his/her full time, energy, best effort, knowledge, skills, and productive time to the business and interest of Company , and Company shall be entitled to all of the benefits and profits arising from or incident to all work, services, and advice of the Executive.

During the term, the Executive shall not, without Company’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his/her duties under the Agreement.

During the term of his/her employment, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, promote, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

6.	Compensation and Benefits.

The Executive, while employed, shall be entitled to receive all benefits of employment generally available to Employees as he/she becomes eligible for them under the same terms and conditions. The benefits available to Employees are stated in the Benefit Plan that is in effect. On the Effective Date, the benefits, include but are not limited to, medical, vision, dental, life insurance and long term disability benefits, paid time off, participation in Company’s pension plan, paid vacation, and other benefits under the law.

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As a Managerial Employee, in addition to benefits available to Company’s Employees, an Executive will be entitled to the following additional compensation and benefits:

a.	Base Salary.

During the term of this Agreement, while the Executive is employed as a Managerial Employee, the Company shall pay the Executive, for services rendered, a Base Salary, subject to applicable tax withholdings and other authorized deductions. The Executive’s annual Base Salary on the Effective Date is set forth in Exhibit A of this Agreement.

During the term of this Agreement, Company may, at its sole discretion, increase (but shall not be required to increase) the Executive’s Base Salary. Company also has the sole discretion to decrease the Executive’s Base Salary as part of an across-the-board salary reduction affecting all Managerial Employees.

b.	Variable Compensation.

During the Term of this Agreement, the Executive is entitled to participate in Company’s Variable Compensation Plan under which he/she may receive additional compensation.

c.                Stock Options

The Executive may, during the Term, be eligible to be awarded and may be awarded stock options under the Company’s Equity Plan. The terms and conditions of the stock options in each award are set forth in an Award Agreement entered between Company and Employee and are subject to the terms and conditions of the Company’s Equity Plan and the Award Agreement under which the options are issued.

7.	Termination of the Executive’s Employment and Termination of Agreement

Upon termination of the Executive as Managerial Employee under this Agreement, Executive is also terminated as an Employee. This Agreement does not prohibit the Executive and the Company, after the termination of this Agreement, by mutual consent to enter into a new and separate agreement where the Executive remains as an Employee but not a Managerial Employee; or the Executive remains a Managerial Employee, but, under terms and conditions that are separate or different from this Agreement.

a.                  Termination of the Executive as a Managerial Employee and Employee

If the Executive is terminated as a Managerial Employee and Employee under this Agreement, he/she shall receive all compensation accrued and all benefits that he/she is eligible for under Company’s Benefit Plan that is in effect until the Termination Date. Unless mandated by law, the Executive’s entitlement to all benefits provided by Company to the Executive under this Agreement or otherwise shall cease as of the Termination Date. After the Termination Date, the Executive, if eligible, may also be entitled to all benefits or compensation for terminated employees under the law that may include, unemployment compensation, and temporary continuation coverage of the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended.

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Under this Agreement, as a Managerial Employee, depending on the circumstances of termination as described herein in this Agreement, the Executive may also be entitled to one or more of the following Additional Benefits upon termination of employment.

Service Benefit. Upon termination, if the Executive is entitled to this Service Benefit, Company will provide a severance to the Executive equivalent to: two (2) months plus one (1) month of the Executive’s Base Salary at the Termination Date for each of the Executive’s two Years of Service completed up to a maximum of (5) months. The following table states the number of months of Base Salary that the Executive will receive as a function of the Executive’s Years of Service.

Years of Service	Period
< 2 years	2 months
≥2 years and < 4 years	3 months
≥ 4 years and < 6 years	4 months
≥ 6 years	5 months

The Executive will be entitled to receive this payment regardless of whether or not he/she secures other employment during the time period that he/she is receiving this Service Benefit.

COBRA Benefit

Upon termination, if the Executive is entitled to the COBRA Payment Benefit, Company shall pay the Executive’s monthly premium for the continuation of the Executive’s health insurance coverage under the COBRA immediately following the Executive’s termination, until the earlier of either: (a) six (6) months after the Termination Date; or (b) such time as the Executive becomes eligible for alternative health insurance benefits, including health insurance benefits provided by another employer or the state or federal government of the United States.

Equipment Benefit.

Upon termination, if the Executive is eligible for this Equipment Benefit, within thirty (30) days of the Termination Date, pursuant to mutual agreement between the Company and the Executive, the Executive or an individual legally authorized to act on behalf of the Executive, may purchase at book value certain items of the Company property which were purchased by the Company for the exclusive use of the Executive during his/her employment which may include a personal computer, cellular phone, and other similar items.

Extension of Exercise Rights.

Upon termination, if the Executive is eligible for this Extension of Exercise Rights benefit, the Executive shall have an extended post-termination exercise period for vested stock option equal to the lesser of the following: (a) twelve (12) months following the Termination Date or (b) the expiration date of the grant of said vested stock options. If upon termination, an Executive with more than ten years of continuous employment with the Company voluntarily terminates employment, the extended post-termination exercise period shall be equal to the expiration date of the grant of said vested stock options.

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Other Payments upon Termination

At termination, Company will offer the Executive an additional payment of at least one (1) month of the Executive’s Base Salary that is contingent on the Executive’s execution, without rescission, a general release in favor of Company in a form acceptable to Company within the time frames specified in the release.

b.	Termination of the Executive’s Employment as Managerial Employee and Employee for Cause.

The Executive may be terminated For Cause without Company’s use of progressive discipline even if Company may have used progressive discipline in other incidents involving misconduct.

If the Executive employment is involuntarily terminated For Cause, the Executive is not eligible to and not entitled to any of the Additional Benefits stated herein.

c.	Involuntary Termination of the Executive’s Employment and Termination is not For Cause, Due to Disability, Due to Death, or (iv) in the Event of a Change In Control.

In the event that the Executive is involuntarily terminated under this Agreement and said termination is not (i) For Cause, (ii) due to Disability, (iii) due to death, or (iv) in the event of a Change in Control, then, the Executive is entitled to the following Additional benefits: Service Benefit, COBRA Benefit; Equipment Benefit, and Extension of Exercise Rights. Company shall pay Executive’s Service Benefit, starting from the Termination Date, semi-monthly, at a rate of one twenty fourth (1/24) of his/her annual Base Salary, subject to applicable tax and other withholdings until all payments that Executive is entitled to under this Service Benefit are paid fully.

d.	Termination of the Executive’s Employment Due to Death.

If at any time during the Term, the Executive’s is terminated due to the death of the Executive, then the Termination Date is the date of death of the Executive. Company shall pay the Executive’s estate the following Additional Benefits: Extension of Exercise Rights.

Following the Executive’s death, options that are vested before the Termination Date may be exercised by the Executive’s designated beneficiary, provided said beneficiary has been designated prior to the Executive’s death in a form acceptable to the administrator of the Stock Plan. If no such beneficiary has been designated by the Executive, then vested options may be exercised by the personal representative of the Executive’s estate or by the person(s) to whom the Executive’s option is transferred pursuant to the Executive’s will or in accordance with the laws of descent and distribution.

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e.	Leave Policy and Termination of the Executive’s Employment Due to Disability.

(i)	Executive is Disabled and On Medical Leave

In the event that the Executive becomes disabled during the Term, he/she shall be placed on uncompensated medical leave. While on medical leave, the Executive shall not be entitled to any compensation, including compensation under the Variable Compensation Plan. For any quarter that Executive is on medical leave, the Executive shall only receive a pro rata share of any compensation under the Variable Compensation Plan, calculated based upon the number of days that he/she was not on medical leave.

If the Executive becomes disabled during the Term, he/she, if eligible, can receive disability benefits under the Benefit Plan for Employees that is in effect at the time of the Executive’s disability when these benefits become payable. At the time of the execution of this Agreement, the disability benefits include: short term disability benefit from the State Disability Program that is provided by the Employment Development Department (“California Short Term Disability Benefit”) and, long term disability benefit.

For the duration that the Executive is receiving the California Short Term Disability Benefit, the Company shall supplement his/ her California Short Term Disability Benefit with a supplemental short term disability benefit such that (a) the amount of supplemental disability shall be the largest amount that would not trigger a decrease in the California Short Term Disability benefit that the Executive shall otherwise be entitled to under California Unemployment Insurance Code §2656. However, in the event that the Company chooses to provide this supplemental short term disability benefit with an insurance policy, this amount of supplemental short term insurance policy may be reduced and subjected to a maximum amount that said insurance policy can provide; and (b) the supplemental disability benefit, together with the California Short Term Disability Benefit, shall not be more than one hundred per cent (100%) of the Executive’s “wages” as determined by the Employment Development Department under the California Unemployment Insurance Code §§2656 et seq. This supplemental short term insurance benefit may be subjected to applicable tax and other withholdings.

This supplemental short term disability benefit provided by the Company shall cease when long term disability benefit under the Company’s Benefit Plan becomes payable.

Unless otherwise mandated by law, during the Term, the Executive on uncompensated medical leave, if eligible, is entitled to all benefits that are in effect that Company afforded to Managerial Employees.

(ii)	Executive’s Right to Return to Pre-Disability Position

During the Term of this Agreement, if the Executive ceases to be disabled after being on medical leave for less than or equal to four (4) months, and requests to return to work, Executive has the right to be reinstated to his pre-disability position.

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Unless otherwise mandated by law, the Executive shall not have the right to return to his/her pre-disability position if he/she has been on medical leave for more than 4 months. If the Executive ceases to be disabled more than four (4) months after he/she was placed on medical leave, informs the Company that he/she desires to return to work, but, Company does not return him/her to his/her pre-disability position, the Executive’s employment as an Employee shall be terminated and this Agreement shall be terminated. Accordingly, the Termination Date shall be the date the Company provides written notice to the Executive that he/she is no longer able to return to pre-disability position under this Agreement.

In the event that Company does not return the Executive to his/her pre-disability position, Company shall make a good faith effort to employ the Executive as a Managerial Employee or Employee under a new Agreement, in a position that can utilize the ability and talent of the Executive and at a rate of compensation that is comparable to the Base Salary of the Executive under this Agreement.

If the Executive’s employment with the Company is terminated due to Disability after the Executive had ceased to be disabled and had requested to be returned to his/her pre-disability position, the Executive shall be entitled to a cash payment equivalent to two (2) months of the Executive’s Base Salary at the Termination Date, subject to tax and other withholdings, and, the following Additional Benefits: COBRA Benefit, Extension of Exercise Rights, and Equipment Benefit.

(iii)	Termination After Fifteen Months on Medical Leave.

Company shall terminate this Agreement and Executive’s employment, both as a Managerial Employee and an Employee, after Executive has been disabled and on medical leave for more than fifteen (15) months. Upon termination, the Company shall pay the Executive the following benefits: Equipment Benefit and Extension of Exercise Rights.

f.	Termination of the Executive Employment at the End of Term.

Unless otherwise expressly stated in this Agreement, if the Executive employment is terminated at the expiration of the Term, independent of whether the Executive is on medical leave or not, he/she is not entitled to any Additional Benefits.

In the event that the Executive provides sixty (60) or more days written notice to Company that he/she does not intend to continue his/her employment with the Company at the expiration of the Term, he/she is entitled to the Extension of Exercise Rights.

g.	Voluntary Termination by the Executive with Notice.

In the event of the Executive voluntarily terminates his/her employment after given the Company sixty (60) or more days written notice of his/her intended voluntary termination, he/she is entitled to the Extension of Exercise Rights.

In accordance with the terms of the Award Agreement, in the event that the Executive voluntarily terminate his/her employment after ten (10) years or more of continuous service to the Company, either as an Employee or as a service provider to the Company, the exercise period for any vested stock option for the Executive shall be extended to the expiration of the option grant.

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h.	Termination of Agreement but the Executive remains as an Employee.

If Executive is terminated, either voluntarily or involuntarily, as a Managerial Employee under this agreement but remains an Employee or a Managerial Employee under a separate agreement between Company and the Executive, then the Executive is not entitled to any Additional Benefits under this Agreement.

8.                  Payment In the Event of a Change in Control

In the event of a Change In Control, the Executive is eligible to receive from the Company the following, subject to the conditions stated herein:

a.                   Payment of 1% of the consideration payable in connection with said Change-In Control (including cash, property and/or securities), provided that the acquisition price offered for the purchase of the common stock is equal to or greater than $5.00 per share. If the acquisition is paid for in part with stock of the surviving entity, the Executive shall have the discretion to accept payment either in cash or in stock. For purposes of computing this benefit, the Board of Directors of the Company shall in good faith determine the method by which the consideration payable in connection with said Change In Control is to be valued and the value of the consideration payable in connection with said Change In Control which may consist of consideration other than cash;

b.                  For each stock option share that the Executive has been awarded pursuant to the terms and conditions in the Equity Plan and that has not been vested on or immediately before the date of the Change In Control, the Executive shall have the discretion to select to receive between (i) Acceleration of vesting of said stock option; or (ii) the cash equivalent of said acceleration of vesting of said stock option. For the purposes of this paragraph, the cash equivalent of one (1) share of the vesting of one (1) share of stock option shall be the Fair Market Value of a stock on or nearest the date of the Change in Control minus the exercise price of said stock option. The Administrator of the Equity Plan shall have the authority to determine the Fair Market Value of the a stock in accordance with the definition of Fair Market Value in the Equity Plan; and

c.                   The Service Benefit on or before the day that Change in Control takes effect.

In the event that any payment or benefit that Executive is eligible to receive from the Company, including but not limited to payments and benefits stated herein in this Agreement, is included in the calculation of “parachute payments” and may be subjected to the excise tax under the Golden Parachute Laws (“Payment”), the total of such Payments that the Executive is entitled to receive shall be subjected to a Maximum Limit. The Maximum Limit shall be the largest amount which would result in no Payment being subject to any excise tax under the Golden Parachute Laws.

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The Executive and the Company agree that, if the aggregate of all the Payments exceeds the Maximum Limit, the Executive would only be entitled to a portion of the Payments that he/she is eligible such that the total of the Payments that he/she receives would not exceed the Maximum Limit. The Executive has the discretion to determine which specific Payment or portion thereof he/she chooses to receive such that the aggregate of all Payments that he/she receives does not exceed the Maximum Limit.

9.                  Company’s Right and Authority to Modify, Amend, Suspend, or Terminate Compensation and Benefits.

The Executive acknowledges and agrees that, to the extent permitted by law, the Company has the absolute right and authority to, at any time and for any reason; and from time to time in its discretion may; modify, amend, suspend, or terminate the compensation and benefits afforded to its Employees and Managerial Employees, and their policies and guidelines. Any such modification, amendment, suspension, or termination can be accomplished by any means including, but not limited to, by resolutions to or by amending the respective plans associated with the compensation or benefits.

At any time during the Term, the compensation and benefits in effect and available, and their policies and guidelines, are detailed in Company’s plan documents and resolutions which include but are limited to the Benefits Plan, Equity Plan, and Variable Compensation Plan. At any time during the Term, the above stated plans that are in effect, together with the Employee Handbook, are available for downloading and printing from Company’s internal Human Resources website.

At any time during the Term, Executive’s right to Company’s compensation and benefits is governed by the plan associated with the compensation and benefits that is in effect at that time.

Other than the rights provided to the Executive under the Equity Plan and any Variable Compensation Plan, as amended, the Executive and the Company agree that any rights provided to the Executive and granted by the Company in the form of a resolution or otherwise before the Effective Date, regardless whether it increases or impair the rights of the Executive, is hereby rescinded and terminated. The rights that are rescinded and terminated include, but are not limited to, payment to the Executive contingent upon a Change in Control memorialized in resolution made on or before the effective date of this Agreement.

10.              Conflicts.

The terms of the official plan documents of the Benefit Plan shall govern over the language of any descriptions of the plans in any other document, including any summary plan descriptions and Employee Handbook. If a conflict arises between this Agreement and the Benefit Plan, the terms and conditions of the Benefit Plan shall govern.

If a conflict arises between this Agreement and the Variable Compensation Plan, the terms and conditions of the Variable Compensation Plan shall govern.

If a conflict arises between this agreement and any Award Agreement or the Equity Plan, the terms and conditions of the Award Agreement and Equity Plan shall govern.

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11.              Governing Law.

This Agreement shall be interpreted, construed, governed, and enforced according to the laws of the State of California.

12.              Arbitration.

In the event of any dispute or controversy between Company and the Executive arising out of, relating to or in connection with any of the provisions of this Agreement, any documents executed and delivered pursuant to this Agreement, compliance with this Agreement, and any claim arising out of or relating to this Agreement, except with respect to prejudgment remedies, Company and the Executive hereby agree that any such dispute(s) shall be submitted to final and binding arbitration at San Jose, California, before an Arbitrator chosen mutually by Company and the Executive, or, absent such agreed choice within two (2) calendar weeks, from a list provided by the Judicial Arbitration and Mediation Services and under the California Employment Dispute Resolution Rules of the American Arbitration Association. The Arbitrator chosen shall be bound by the express terms of this Agreement; shall hear and determine all disputes as presented to him or her as expeditiously and economically as possible, including where Company and the Executive mutually so designate, the issuance of bench Award; and shall have the authority to award reasonable attorney’s fees and all costs of arbitration to the party, if any, the Arbitrator designates as the prevailing Party. Any award of the Arbitrator shall be final and binding and may be confirmed as a final judgment in any Court of competent jurisdiction in California.

13.              Attorney’s Fees.

In the event of any arbitration or litigation concerning any controversy, claim, or dispute between the parties arising out of or relating to this Agreement or the breach or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expense, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator or court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

14.              Legal Counsel/Capacity.

The Executive expressly warrants and agrees s/he has been supplied with, has read and has been advised by Company, if he/she so desires, to discuss the terms of this Agreement with his/her own legal counsel or anyone else he or she chooses. The Executive further warrants and agrees that s/he fully understands the contents and effect of this document, approves and voluntarily accepts the terms and provisions of the Agreement.

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15.              Successors and Assigns.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive shall not be entitled to assign any of his/her rights or obligations under this Agreement.

16.              Entire Agreement.

This Agreement and the Proprietary Information and Inventions Agreement signed by the Executive on joining the Company constitute the entire agreement between the parties with respect to the employment of the Executive and supersedes and replaces all prior or contemporaneous agreements, whether written or oral including, without limitation. It fully supersedes any and all prior agreements or understandings, written or oral, between the Executive and Company hereto pertaining to the subject matter hereof. This Agreement may not be amended or modified in any respect whatsoever except by a writing duly executed by the Parties.

17.              Amendments.

No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

18.              Severability.

All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EXECUTIVE:	SOCKET MOBILE, INC.:

______________________________	___________________________________
[Name]	Kevin J. Mills
Executive	President and CEO
[David W. Dunlap, CFO for CEO]

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Exhibit A of Agreement

Title and Duties of the Executive

Executive Name [Name]

The title of the Executive shall be [title].

The Executive shall serve in an executive capacity as an officer of the Company and shall perform such duties as are consistent with his/her position and as may be required by the Company’s Board of Directors or President and Chief Executive Officer [Board of Directors only for the CEO]. As such, the Executive shall work as a member of the executive team under the direction of the President and Chief Executive Officer [Board of Directors for the CEO]. His/her duties include, without limitation, leading and coordinating designated aspects of Company’s efforts to develop and implement strategic and operating plans for the Company; executing day-to-day general management of the Company, developing relationships with new distributors, customers, and suppliers; maintaining and solidifying relationships with Company’s existing distributors, customers, and suppliers; insuring that the Company abides by its governance and ethics guidelines, and supporting the development and growth of the Company. The duties to be performed by Executive may be changed from time to time by the Company’s Chief Executive Officer or Board of Directors. The Executive shall have full power and authority to manage and conduct all the business of the Company subject to the instructions and wishes of the President and Chief Executive Officer [Board of Directors for the CEO].

Base Salary of the Executive

On the Effective Date, the Executive’s annual Base Salary shall be $[Amount].

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